EXHIBIT 2.2

                  REVISED ACQUISITION AGREEMENT AND PLAN OF MERGER


This REVISED ACQUISITION AND PLAN OF MERGER AGREEMENT ("Agreement") made April 14, 2004 by and among CLINICAL TRIALS ASSISTANCE CORPORATION, a Nevada corporation ("Parent"), CLINICAL TRIALS ASSISTANCE ACQUISITION CORPORATION, a Nevada corporation ("Sub"), and IT&E CORPORATION, a California corporation (the "Company").

                                    RECITALS:

A. The respective Boards of Directors of Parent and the Company, as well as all of the three shareholders of the Company have determined that a merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which shares of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) will be converted into the right to receive Common Stock of Parent ("Parent Common Stock") other than Dissenting Shares (as defined in Section 2.01(d)). This Merger is subject to the terms and conditions set forth in this Agreement in accordance with Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Further, this Merger is contingent that IT&E Corporation provides required financial statements for the periods specified in Rule 3-05(b) of Regulation S-X.

B. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Corporations Code (the "Nevada Statutes"), Sub shall be merged with and into the Company at the Effective
Time of the Merger. At the Effective Time of the Merger, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall change its name to "IT&E International Group," by filing Amended Articles with the Nevada Secretary of State.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in
Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the law offices of Thomas C. Cook, unless another date, time or place is agreed to in writing by the parties hereto.


1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Statutes and shall make all other filings or recordings required under Nevada Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada, or at such other time as is permissible in accordance with the Nevada Statutes and as Parent and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Nevada Statutes.

1.05     Articles of Incorporation; Bylaws; Purposes.

         (a) The Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (c) The purposes of the Surviving Corporation and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Surviving Corporation and by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                              EFFECT OF THE MERGER
                              ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Common Stock or any shares of capital stock of Sub:

         (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Common Stock of the Surviving Corporation and shall be the issued and outstanding capital stock of the Surviving Corporation.

         (b) Cancellation of Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

         (c) Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock shall be converted into fully paid and nonassessable shares of Parent Common Stock in accordance with the Exchange Ratio described in Section 2.02 (the "Merger Consideration"). Eleven Million (11,000,000) common shares and Two Million Eight Hundred Twenty Thousand (2,820,000) preferred shares that have voting rights and can be converted to common shares at a ten-for-one exchange ratio, after they are held for at least two years, of said Merger Consideration shall be the "Initial Deposit" and deposited by the Parent with the Exchange Agent (as described below) further to Section 2.04(a) herein,

         (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the California Statutes ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01.
The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with
Section 2.04.

2.02     Exchange Ratio.  The "Exchange Ratio" is as follows:

Each share of Company Common Stock shall be converted into 1:18.7 of a share of Parent Common Stock in the Merger, an Exchange Ratio of 1:18.7. The Company has four hundred eighty-one thousand five hundred (481,500) shares issued and outstanding owned by three shareholders. The Initial Deposit shall be distributable by the Exchange Agent effective as of the Effective Time of the Merger in accordance with the provisions of Section 2.04(a) herein and the Escrow Deposit shall be distributable pursuant to the provisions of Section 2.04(b)(iv) herein. No fractional Parent Common Stock shall be issued in the Merger. If the product of the number of shares a Company shareholder holds immediately prior to the Closing multiplied by the exchange ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent Common Stock if it is equal to or less than the fraction of one-half (.5) of one Parent Common Stock or round up to the nearest whole number of shares of Parent Common Stock if the said product is greater than the fraction of one-half (.5) of one Parent Common Stock.

2.03     Stock Options; Warrants.

         (a) Assumption. At the Effective Time of the Merger, all options to purchase Company Common Stock then outstanding under the Company's Stock Option Plan (the "Company Option Plan"), and all options to purchase Company Common Stock then outstanding which are not under the Company Option Plan, and all outstanding warrants to purchase Company Common Stock the outstanding in each case whether vested or unvested, and the Company Option Plan itself, shall be assumed by Parent in accordance with Section 2.03(b) hereof.

         (b) Stock Options and Warrants. At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (each, a "Company Stock Option"), whether or not granted under the Company Option Plan, and all outstanding warrants to purchase Company Common Stock the outstanding whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option and Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time of the Merger (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Company Stock Option and Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option or Warrant immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock if the said product is equal to or less than the fraction of one-half (.5) of one Parent Common Stock or rounded up to the nearest whole number of shares of Parent Common Stock if the said product is greater than the fraction of one-half (.5) of one Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option and Warrant will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option and Warrant was exercisable immediately prior to the Effective Time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and Warrants and use its best efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plan and permitted under the Code or other relevant laws and regulations that any Company Stock Option that qualified for tax treatment under Section 424(b) of the Code prior to the Effective Time of the Merger continue to so qualify after the Effective Time of the Merger. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Options and Warrants on the terms set forth in this Section 2.03(b).

2.04     Exchange of Certificates

         (a) Exchange Agent. As soon as reasonably practicable as of or after the Effective Time of the Merger, Parent shall deposit the Initial Deposit with its transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II. Any shares remaining in the Escrow Deposit (as described below) after the Settlement Date (as described below) will be transferred by the Escrow Agent (as described below) to the Exchange Agent further to the provisions of Section 2.04(b)(vi) herein, for the benefit of the holders of shares of Company Common Stock, for disbursement pro rata to the holders of shares of Company Common Stock as of the Effective Date of the Merger.

         (b)      Escrow Deposit.

                  (i) At the Effective Time of the Merger, Parent will cause to be delivered to the law offices of Thomas C. Cook, as escrow agent (the "Escrow Agent") the Merger Consideration Escrow Deposit and the Parent Escrow Deposit to be held pursuant to the Escrow Agreement attached thereto as Exhibit A (The "Escrow Agreement").

                  (ii) The settlement date as set forth herein and in the Escrow Agreement (the "Settlement Date") shall be such date which is three months from the Effective Time of the Merger and the date of the resolution of any Contests further to Section 8.03 herein.

                  (iii) After the Settlement Date (a) all shares of the Parent Escrow Deposit pursuant to which Indemnity Claims were paid further to the provisions of the Escrow Agreement and (b) all remaining shares, if any, in the Merger Consideration Escrow Deposit shall be transferred by the Escrow Agent to the Exchange Agent for disbursement further to Section 2.04(a) herein, said transfer to take place within ten (10) business days after the Settlement Date. Exchange Agent shall deliver stock certificates of Parent Common Stock to Company shareholders of record as of the date immediately prior to the Closing within twenty (20) business days of receiving the aforementioned shares from Escrow Agent. The number of shares of Parent Common Stock referenced above and evidenced in the delivered stock certificates to each Company shareholder will be in accordance with said shareholder's pro rata holding of Company Common Stock as of the date immediately prior to the Closing and the terms of Section
2.02 hereof.

         (c) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock as hereinabove provided. If any certificate for such Parent Common Stock is to be issued in a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.04(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01.

         (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby until the surrender of such certificate in accordance with this Article II. In addition, after the Settlement Date, all remaining shares, if any, in the Parent Escrow Deposit shall be transferred by the Escrow Agent to the Parent for cancellation, said transfer to take place within ten (10) business days after the Settlement Date.

         (e) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this
Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

         (f) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to December 31, 2004 any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule (as defined in subsection 3.01(a)), attached hereto as Exhibit B, or a certain schedule comprising the Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

         (a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company.

         (b) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

         (c) Capital Structure. The authorized capital stock of the Company consists of Twenty Million (1,000,000) shares of Company Common Stock. There are four hundred eighty-one thousand five hundred (481,500) shares of Common Stock outstanding. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. The Company Disclosure Schedule sets forth the outstanding Capitalization of the Company. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options and Company Warrants, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company
Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

         (d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretary of State of Nevada.

         (e) Absence of Certain Changes or Events. Since December 31, 2003, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

         (f) Litigation; Labor Matters; Compliance with Laws.

                  (i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

                  (ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

                  (iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

         (g) Benefit Plans. The Company is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans").

         (h) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

         (i) Tax Returns and Tax Payments. The Company has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         (j) Environmental Matters. The Company is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

         (k) Material Contract Defaults. The Company is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by the Company in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

         (l) Properties. The Company has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

         (m) Trademarks and Related Contracts. To the knowledge of the Company:

                  (i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

                  (ii) To the knowledge of the Company, none of the Company's Intellectual Property, Software or Company License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the Company or its successors.

         (n) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of the Company and recommended that the holders of the shares of Company Common Stock approve the Merger.

         (o) Required Company Vote. The affirmative vote of a majority of the shares of each of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve the Merger (the "Company Shareholder Approval").

3.02 Representations and Warranties of Parent and Sub. Except as set forth in the disclosure schedule delivered by Parent to the Company at the time of execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

         (a) Organization, Standing and Corporate Power. Each of Parent, Sub and the other Parent Subsidiaries (as defined in Section 3.02(b)) is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and the other Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

         (b) Subsidiaries. The only direct or indirect subsidiaries of Parent are listed in the Parent Disclosure Schedule (together with Sub, the "Parent Subsidiaries"). All the outstanding shares of capital stock of each such Parent Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, free and clear of all Liens. Except for the capital stock of its subsidiaries, which are corporations, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

         (c) Capital Structure. The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock, $0.001 par value, of which 36,000,000 shares of Parent Common Stock are issued and outstanding and 2,000,000 shares of Parent Common Stock are issuable upon the exercise of outstanding warrants. These are five year warrants, which include piggyback registration rights on the underlying stock, with an exercise price of to be mutually determined by the Board of Directors and Warrant Holder(s), the warrants are not exercisable for at least twelve months from the date of issue. There are no convertible notes, options and otherwise instruments outstanding. Immediately after the Effective Time of the Merger, 28,000,000 shares of Parent Common Stock held by Kamill Rohny shall be automatically cancelled, further to a separate Share Cancellation Agreement. Also authorized are 5,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding, prior to the Merger. Except as set forth above, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. The authorized capital stock of Sub consists of 75,000,000 shares of common stock, $0.001 par value per share, 1,000 shares of which have been validly issued, are fully paid and nonassessable, were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and are owned by Parent, free and clear of any lien.

         (d) Authority; Noncontravention. Parent and Sub have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles of incorporation or bylaws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of

Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretary of State of Nevada, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

         (e) S.E.C. Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "S.E.C.") and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent S.E.C. Documents"). As of their respective dates, the Parent S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Parent S.E.C. documents, and none of the Parent S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent S.E.C. Documents, at the date of the most recent audited financial statements of Parent included in the Parent S.E.C. Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

         (f) Absence of Certain Changes or Events. Except as disclosed in the Parent S.E.C. Documents, since the date of the most recent financial statements included in the Parent S.E.C. Documents, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

         (g) Interim Operations of Sub. Sub was formed in March, 2004 solely for the purpose of engaging in the transactions contemplated hereby, has (or will have) engaged in no other business activities and has (or will have) conducted its operations only as contemplated hereby.

         (h) Litigation; Labor Matters; Compliance with Laws.

                  There is no suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

                  (ii) Parent is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Parent.

                  (iii) The conduct of the business of Parent complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

         (i) Benefit Plans. Parent is not a party to any Benefit Plan under which Parent currently has an obligation to provide benefits to any current or former employee, officer or director of Parent.

         (j) Certain Employee Payments. Parent is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Parent of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

         (k) Tax Returns and Tax Payments. Parent has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect.

         (l) Environmental Matters. Parent is in compliance with all applicable Environmental Laws.

         (m) Material Contract Defaults. Parent is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

         (n) Properties. Parent has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or acquired after the date thereof which are, individually or in the aggregate, material to Parent's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

         (o) Trademarks and Related Contracts.

                  (i) As used in this Agreement, the term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which Parent is a party or otherwise bound.

                  (ii) To the knowledge of Parent, none of Parent's Intellectual Property, Software or Parent License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

         (p) Board Recommendation. The Board of Directors of Parent has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Parent.

                                   ARTICLE IV

                              COVENANTS RELATING TO
                       CONDUCT OF BUSINESS PRIOR TO MERGER

4.01 Conduct of Company and Parent. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, Company and Parent shall not, unless mutually agreed to in writing:

         (a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

         (b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

         (c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

         (d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Company and Parent or their business or assets; or

         (e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01 Shareholders Meetings. The Company will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement or obtain the unanimous written consent of its shareholders for the same aforementioned purpose.

5.02     Access to Information; Confidentiality.

         (a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company of its obligations hereunder, during the period prior to the Effective Time of the Merger, Parent shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent and Sub of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, Sub, and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

         (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Sub and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.04 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters to the Company's optionees for purposes of fulfilling the Company's obligations under the Company Option Plan to the said optionees.

5.05 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.06 Directorships. Upon the Effective Time of the Merger, all officers and directors of Parent shall have resigned and Parent shall have taken all action to cause Peter R. Sollenne, Kelly Alberts and Tony Allocca to be elected to its Board of Directors and its officers to consist of the following: Peter R. Sollenne, CEO; Kelly Alberts, President/COO; and Tony Allocca, VP Operations.

5.07 No Solicitation. Except as previously agreed to in writing by the other party, neither Company or Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

         (b) OTCBB Clearance. The shares of Parent Common Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (d) No Dissent. Holders of no more than five percent (5%) of the Company's Common Stock shall have dissented to the Merger.

6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

         (c) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

         (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of its subsidiaries of any material portion of the business or assets of the Company, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the president of Parent to such effect.

         (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Parent or adversely affect the ability of Parent to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Parent by the president of Parent to such effect.

         (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or of its any subsidiaries.

         (d) Consents, etc. Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

         (e) Filing of Merger Agreement. Parent shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective.

         (f) Registrations. Parent shall deliver to the Company written resignations of all of the officers of the Parent and evidence of election of those new directors and officers as further described in Section 5.06 herein.

         (g) Cancellation Agreement. Parent shall deliver to the Company the executed share Cancellation Agreement attached hereto as Exhibit D.

         (h) 8-K. Parent shall file a Form 8-K with the SEC within fifteen days of the closing of the Merger and a subsequent Form 8-K within 60 days thereafter containing audited financial statements of the Company as required by Regulation S-X.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2004 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

         (d) by Parent, if a material adverse change shall have occurred relative to the Company;

         (e) by Parent, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

         (f) by the Company, if Parent or Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01(c), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section
7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, Parent and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.


                                  ARTICLE VIII

                       INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger until the Settlement Date.

8.02     Indemnification.

         (a) Irrespective of any due diligence investigation conducted by Company with regard the transactions contemplated hereby, the Parent shall indemnify and hold the Company and each of its officers and directors (the "Company Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Company or any of the Company Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

         (b) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of the Parent, the sole remedy of the Company or the Company Representatives further to this Section 8.02 shall be offset of such Losses against shares held in the Parent Escrow Deposit as further described in the Escrow Agreement and in
Section 8.04 herein.

         (c) The Company shall indemnify and hold the Parent and each of its officers and directors (the "Parent Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

         (d) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of the Company, the sole remedy of the Parent or the Parent Representatives further to this Section 8.02 shall be offset of such Losses against shares held in the Merger Consideration Escrow Deposit as further described in the Escrow Agreement and in Section 8.04 herein.

8.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Parent or any Parent Representative or by the Company or any Company Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Parent Representative, who shall be Kamill Rohny, or the Company Representative, who shall be Peter R. Sollenne, as the case may be, and the Escrow Agent. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Parent Representative or the Company, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder.

If the Parent Representative or the Company, as the case may be, accepts liability, the Parent Representative, or the Company, as the case may be, will deliver a Notice to Escrow Agent that there is a determination of liability under Section 8.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. If the Parent Representative or the Company, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, the Parent Representative or the Company, as the case may be, will be deemed to accept liability as it relates to the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be. In such event, the Indemnitee will deliver a Notice to the Escrow Agent that there is a determination of liability to this Section 8.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in California. The arbitrators shall be selected by the mutual agreement of the parties. If the parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the Federal District Court for the Southern District of California shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration

Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Parent so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Escrow Agent that there is a determination of liability pursuant to this Section 8.03 and the Escrow Agent shall be instructed to adjust the Parent Escrow Deposit or the Merger Consideration Escrow Deposit, as the case may be, further to the Escrow Agreement.


                                   ARTICLE IX

                               GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Parent Representative, to:

                  Clinical Trials Assistance Corporation
                  2078 Redwood Crest
                  Vista, California  92081-7340
                  Attn:  Kamill Rohny, President
                  Fax:  (760) 598-2611

                  with a copy to:

                  Law Firm of Thomas C. Cook
                  500 North Rainbow Boulevard
                  Suite 300
                  Las Vegas, NV 89107
                  Fax:  (702) 221-1963

         (b)      if to the Company, to:

                  IT&E Corporation
                  31 N. Second Street, Suite 250
                  San Jose, CA  95113
                  Attn:  Peter R. Sollenne, CEO
                  Fax:  (408) 947-1816

9.02     Definitions.  For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger);

         (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

         (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed In accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Clark County Superior Court in the event any dispute arises out of this Agreement r any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives in the case of Sub) to execute this Agreement as of the date first above written.

                                  CLINICAL TRIALS ASSISTANCE CORPORATION

                                  By:   /s/  Kamill Rohny
                                      -------------------------
                                      Name:  Kamill Rohny
                                      Title: President

                                  Attest:

                                  By:   /s/  Kamill Rohny
                                      -------------------------------
                                      Name:  Kamill Rohny
                                      Title: Secretary

                                  CLINICAL TRIALS ACQUISITION CORPORATION

                                  By:   /s/  Kamill Rohny
                                      --------------------------------
                                      Name:  Kamill Rohny
                                      Title: President

                                  Attest:

                                  By:   /s/  Kamill Rohny
                                      ---------------------------------
                                      Name:  Kamill Rohny
                                      Title: Secretary


                                  IT&E CORPORATION

                                  By:   /s/  Peter R. Sollene
                                      ----------------------------------
                                      Name:  Peter R. Sollenne
                                      Title: Chief Executive Officer

                                  Attest:

                                  By:   /s/  Kelly Alberts
                                      ----------------------------------
                                      Name:  Kelly Alberts
                                      Title: President

                                  Attest:

                                  By:   /s/  Tony Allocca
                                      ----------------------------------
                                      Name:  Tony Allocca
                                      Title: Vice-President